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                             PARTY CITY CORPORATION

                        INCENTIVE STOCK OPTION AGREEMENT

     PARTY CITY CORPORATION, a Delaware corporation (the "Company"), has granted to Jack Futterman (the "Optionee"), an Option to purchase a total of Five Thousand (5,000) shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), at the price set forth in Paragraph 2 hereof, and in all respects subject to the terms, definitions and provisions of the Company's Amended and Restated 1994 Stock Option Plan (the "Plan"), which is incorporated herein by reference. The terms defined in the Plan shall have the same defined meanings herein.

     1. NATURE OF OPTION. This Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. EXERCISE PRICE. The exercise price is equal to $15.00 per share of Common Stock subject to this Option.

     3. EXERCISE OF OPTION. This Option shall be exercisable during its term as follows:

          (a) Right to Exercise.

               (i) This Option shall be exercisable as follows:

                    (a) Two Thousand Five Hundred (2,500) of the Shares shall
               vest and be exercisable on June 15, 2001; and

                    (b) an additional Two Thousand Five Hundred (2,500) of the
               Shares shall vest and be exercisable on June 15, 2001.

               (ii) This Option may not be exercised for a fraction of a share.

               (iii) In the event of the Optionee's termination of employment due to disability, death or as otherwise provided for in Section 9 of the Plan, the exercisability of this Option is governed by Section 9 of the Plan.

     (b) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise this Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such Shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price.

     No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

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     4. METHOD OF PAYMENT. Payment of the Exercise Price shall be by cash, check, promissory note (if approved by the Company as an accepted method of payment) or Shares of the Company's Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised, or any combination of such payment methods.

     5. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under
Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     6. TERMINATION OF STATUS AS AN EMPLOYEE. If the Optionee ceases to serve as an Employee, he may, but only within thirty (30) days after the date he ceased to be an Employee of the Company, exercise this Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise this Option at the date of such termination, or if he does not exercise this Option within the time specified herein, this Option shall terminate.

     7. DISABILITY OF OPTIONEE. Notwithstanding the provisions of Section 6 above, if the Optionee is unable to continue his employment with the Company as a result of his total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he may, but only within twelve (12) months from the date of termination of employment due to such disability, exercise this Option to the extent he was entitled to exercise it at the date of such termination, or if he does not exercise this Option (which he was entitled to exercise) within the time specified herein, this Option shall terminate.

     8. DEATH OF OPTIONEE. In the event of the death of the Optionee:

     (a) during the term of this Option and while an Employee of the Company and having been in Continuous Status as an Employee since the date of grant of this Option, this Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living until one (1) month after the date of death; or

     (b) within thirty (30) days after the termination of the Optionee's Continuous Status as an Employee, this Option may be exercised, at any time within three (3) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

     9. NON-TRANSFERABILITY OF OPTION. This Option may not be sold, pledged, assigned hypothecated, or otherwise transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the

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Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     10. TERM OF OPTION. This Option may not be exercised more than ten (10) years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     11. EARLY DISPOSITION OF SHARES. The Optionee understands that if he disposes of any Shares received under this Option within two (2) years after the date of this Agreement or within one (1) year after such Shares were transferred to him, he will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the positive difference between the exercise price for the Shares and the lower of the Fair Market Value of the Shares at the date of exercise of this Option and the sales price of the Shares. The Optionee hereby agrees to notify the Company in writing within thirty (30) days after the date of any such disposition. The Optionee understands that if he disposes of such Shares at any time after the expiration of such two-year and one-year periods, any gain on such sale will be taxed at applicable capital gain rates.

     12. NO RIGHTS AS SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate to him for such Shares.

     13. NO OBLIGATION TO EXERCISE OPTION. The granting of this Option shall impose no obligation upon the Optionee to exercise such Option.

     14. VARIATIONS IN PRONOUNS. All pronouns and any variations thereof used herein refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     15. HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     16. GOVERNING LAW. This Option shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent pre-empted by federal law.

DATE OF GRANT:  December 9, 1998            PARTY CITY CORPORATION


                                            By:  /s/David E. Lauber
                                                 ---------------------------
                                            Name:   David E. Lauber
                                                    ------------------------
                                            Title:  Executive Vice President
                                                    ------------------------

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                    Acknowledgment and Acceptance of Optionee
                    -----------------------------------------



          The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.



Dated:  1/25/99

/s/Jack Futterman
-----------------
Jack Futterman